Exhibit 10.3

3/22/2018	BKEP Contact:	Bryan Adcock
	BKEP Contract #:	2018-00097
Ergon’s BKEP Contract:
(Please Supply)

CONFIRMATION OF AGREEMENT

Company:	Ergon Oil Purchasing, Inc.

Marketer:	Barton Lampton

P.O. Box 1308

Jackson, MS 39215

Email:	Barton.Lampton@ergon.com
Ergon’s Sale and Delivery to BKEP
This agreement (“Original Agreement”) is made between BKEP Supply and Marketing LLC (“BKEP”) and Ergon Oil Purchasing, Inc. (“Ergon”) whereby Ergon agrees to sell and deliver and BKEP agrees to purchase and receive crude oil and/or condensate under the terms and conditions set forth herein:

1.	Quality:	Oklahoma Sweet Crude Oil

2.	Quantity:	100% of Seller’s owned or controlled production from the leases listed in Exhibit A

3.	Price:	Price as indicated on Exhibit A

4.	Term:	Commencing April 1, 2018 through April 30, 2018, thereafter month to month until either party provides thirty (30) days’ advance written notice of cancellation

5.	Payment:	Commencing April 1, 2018 through April 30, 2018, thereafter month to month until either party provides thirty (30) days’ advance written notice of cancellation

6.	Payment:	Commencing April 1, 2018 through April 30, 2018, thereafter month to month until either party provides thirty (30) days’ advance written notice of cancellation

7.	General Terms and Provisions:	All other terms and conditions not specifically stated shall be governed by COP General Provisions as revised January 1, 2017, and by Exhibit B, both attached hereto and made a part hereof:

The confirmation sets forth BKEP’s and Ergon’s understanding of the terms of our agreement. Please notify our Contract Administrator in writing by email or fax - with specific reference to the BKEP contract number provided above - of your acceptance of the terms and conditions set forth in this confirmation, upon which this confirmation shall be final and binding on all parties. Additional terms other than commercial terms submitted with any such notice will not form a part of our agreement unless otherwise expressly agreed to in writing by the parties
Questions may be directed to the Contract Administrator, Kathryn Stephens, at: phone (405) 278-6441, fax
(405) 278-6479 or KStephens@bkep.com .

BUYER:		SELLER:

BKEP Supply and Marketing LLC		Ergon Oil Purchasing, Inc.

By	/s/ Brian L Melton	Signed	/s/ Leslie Barton Lampton, IV

Title	Chief Commercial Officer	Printed Name	Vice President-General Manager

Date	3/28/2018	Date	3/22/2018

Sincerely,

BKEP Supply and Marketing LLC

GENERAL PROVISIONS

DOMESTIC CRUDE OIL AND CONDENSATE AGREEMENTS

A.     Measurement and Tests:     All measurements hereunder shall be made in accordance with the ConocoPhillips Company Crude Oil and Condensate Quantity and Quality Determination Guidelines attached as Appendix 1. The Product delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W.

B.     Warranty:     The Seller warrants good title to all Product delivered hereunder and warrants that such Product shall be free from all royalties, liens, and encumbrances (except for any statutory lien applicable where Buyer is the first purchaser of the Product).

Seller further warrants that the Product delivered shall not be contaminated by chemicals foreign to virgin Product and its production including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of Product which are found to be so contaminated, even after delivery to Buyer.

Except as expressly set forth in Section B, Seller makes no other warranties, express or implied, including without limitation any implied warranty of merchantability or fitness for any particular purpose.

C.     Rules and Regulations:    The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to, and each party shall comply with, all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto.

D.     Hazard Communication:    Seller shall provide or make available its Safety Data Sheet ("SDS") to Buyer. Buyer acknowledges that it is familiar with the Product and is sophisticated and knowledgeable of the hazards and risks associated with the Product. Buyer shall read the SDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such Product, about the hazards of the Product, as well as the precautionary procedures for handling said Product, which are set forth in such SDS and any supplementary SDS or written warning(s) which Seller may provide to Buyer from time to time. Each party acknowledges that it will comply with all safety and health related governmental requirements concerning the Product, including its handling, transportation, storage and use. The Parties acknowledge that the SDS for any Product sold by COP hereunder is made available by COP at:

http://www.conocophillips.com/sustainable-development/safety-health/Pages/safety-data-sheets.aspx.

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E.     Force Majeure:    Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent its performance is prevented by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, sanctions, or requests, acts in furtherance of a program of the International Energy Agency, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering Product tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party (Force Majeure). Neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the term of this Agreement except to the extent necessary to comply with the provisions of Section J (Buy/Sell and Exchange Balancing). The party declaring a Force Majeure situation (the Declaring Party) shall take commercially reasonable steps to ameliorate the cause of such Force Majeure event to enable it to resume performance during the term of this Agreement.

In addition to the above, and in the event substantially similar volumes are intended to be bought and sold or exchanged under this Agreement, the parties shall have the rights and obligations set forth in the circumstances described below:

(1)    If, because of Force Majeure, the Declaring Party is unable to deliver part or all of the quantity of Product which it is obligated to deliver under this Agreement, the other party shall have the right, but not the obligation, to reduce its deliveries of Product under this Agreement to match the volume actually delivered by the Declaring Party.

(2)    If, because of Force Majeure, the Declaring Party is unable to take part or all of the quantity of Product which it is obligated to take under this Agreement, the other party shall have the right, but not the obligation, to reduce its receipts of Product under this Agreement to match the volume actually taken by the Declaring Party.

The Declaring Party must provide prompt notice to the other party. Initial notice may be given orally, but written notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notice of Force Majeure to the other party, the Declaring Party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery, as applicable, to the extent and for the duration of the Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

F.    Payment:    Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller's invoice for the Product purchased hereunder to a bank designated by Seller in U.S. dollars by wire transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery or within 10 business days after receipt of the invoice, whichever is later. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a

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Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller's account at Seller's designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the then-effective prime rate of interest published under Money Rates by the Wall Street Journal on the date payment was due, but not to exceed the maximum rate permitted by law.

G.     Financial Responsibility:    Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller (Payment Assurance), to cover any or all deliveries of Product. If Buyer does not provide Payment Assurance on or before the date specified in Seller's notice under this section (which date shall be no less than two Business Days after such notice is received), or if Payment Assurance is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the Product until said Payment Assurance is received by and found acceptable to Seller.

If a party to this Agreement should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, such an event shall be an Insolvency Event and the other party to this Agreement may withhold shipments without notice.

H.     Default and Remedies:

(1)     Rights of Parties.     At any time after the occurrence of an Event of Default, the other party to the Agreement (the "Non-Defaulting Party") shall have the right, at its sole discretion, to suspend performance, and/or to terminate and liquidate this Agreement upon giving written notice to the Defaulting Party. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph (2) of this section and any unpaid amounts.

(2)     Settlement Amount.     The Settlement Amount under this Agreement shall be equal to the aggregate of (i) the portion(s) of the contract quantity(ies) of Product not yet delivered, multiplied by the difference between the applicable contract price per Barrel specified in this Agreement (the "Contract Price") and the applicable market price per Barrel of Product on the date the Non-Defaulting Party terminates this Agreement (the

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"Market Price") and (ii) any Unpaid Amounts, with amounts under clause (i) expressed as owed to the Seller, if the Market Price is less than the Contract Price, or expressed as owed to the Buyer, if the Market Price is greater than the Contract Price.

(3)     Market Price.         Unless otherwise provided in this Agreement, the Market Price of Product sold or exchanged under this Agreement shall be the market price for a similar sale of Product at the same delivery location, as determined by the Non-Defaulting Party in a commercially reasonable manner.

(4)     Payment of Settlement Amount.     The Settlement Amount due upon termination of this Agreement shall be aggregated and the Non-Defaulting Party may elect to set off any amount that would be payable to the Defaulting Party against any amounts payable by the Defaulting Party or its affiliates to the Non-Defaulting Party or its affiliates under any other agreement or arrangement. The party owing the net amount after such aggregation and set off shall pay such net amount to the other party in immediately available funds within two Business Days after the date on which the Non-Defaulting Party gives notice of the amount owed.

(5)     Forward Contract.     The parties hereby acknowledge that each party is a forward contract merchant and this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

(6)     Miscellaneous.     This section shall not limit the rights and remedies available to the Non-Defaulting Party (whether by law or under other provisions of this Agreement or otherwise).

I.     Equal Daily Deliveries:    For pricing purposes only, unless otherwise specified in the Special Provisions, all Product delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J     Buy/Sell and Exchange Balancing:     The terms of this Section J shall only apply to this Agreement if substantially similar volumes are intended to be bought and sold or exchanged under this Agreement:

(1)    Each party shall be responsible for maintaining the volumes bought and sold or exchanged in balance on a month-to-month basis, as near as reasonably possible.

(2)    If, for any reason (including events of Force Majeure), a party complies with the requirements of Section J(1) but fails to deliver or accept delivery of the contractually specified volume during any month (an Imbalance Month), then the party that delivered the lesser volume during the Imbalance Month (the Underdelivering Party) shall deliver to the other party a volume of Product equal to the difference between (a) the volume delivered by the Underdelivering Party during the Imbalance Month, and (b) the volume delivered by the other party during the Imbalance Month (such difference being the Imbalance Volume). The Imbalance Volume shall be delivered as soon after the Imbalance Month as is reasonably practicable it being understood that the parties shall endeavor to cause the Imbalance Volumes confirmed by the 20th day of the Imbalance

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Month to be delivered during the immediately following calendar month, and the Imbalance Volumes confirmed after the 20th day of the Imbalance month to be delivered during the second calendar month after the Imbalance Month, except to the extent prevented by a new or continued event of Force Majeure.

(3)    When a party fails to deliver or accept delivery of the contractually specified volume during an Imbalance Month due to an event of Force Majeure, if the Imbalance Volume has not been delivered before the end of the second calendar month after the Imbalance Month, and if no other resolution of the Imbalance Volumes has been agreed between the Parties, during the third month after the Imbalance Month, the Underdelivering Party shall deliver, and the other party shall take, an amount of Product equal to the Imbalance Volume, and such delivery shall be of the same type of Product, at the same location and (except as provided in Section J(4) below) at the same price as the Product received by the Underdelivering Party during the Imbalance Month.

(4)     To the extent that an Imbalance Volume is delivered after the Imbalance Month, and except as provided in the Special Provisions of this Agreement: (1) if the price specified in this Agreement is a fixed price or a formula price based on the price of a commodity on a date or during a specified range of dates (e.g., April 12, 2009, or April 12-19, 2009), the price of the Imbalance Volumes shall be equal to such price without regard to the month of actual delivery; and (2) if the price specified in this Agreement is a formula price based on the price of a commodity on a date or during a range of dates that is not tied to a specific date or range of dates (e.g., bill of lading date, month of delivery, NYMEX trade month, Argus trade month, or calendar month average), the price for the Imbalance Volumes will be calculated according to such formula for the actual month the Imbalance Volume is delivered.

(5)    The foregoing notwithstanding, the obligation of either party to deliver or take an Imbalance Volume less than 1000 Barrels at the end of this Agreement shall be excused.

K.     Delivery, Title, and Risk of Loss:     Title to, responsibility for and risk of loss of the Product shall pass from the Seller to the Buyer upon delivery. Delivery shall be effected as follows:

(1)    For lease delivery locations, delivery of the Product to the Buyer shall be effected as the Product passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the Buyer's carrier.
(2)    For delivery locations other than lease/unit delivery locations, delivery of the Product to the Buyer shall be effected as the Product passes the last permanent delivery flange and/or meter connecting the Seller’s carrier (or other storage or delivery facility designated by the Seller, as applicable) to the Buyer's carrier.

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(3)    If delivery is by in-line or in-tank transfer, delivery of the Product to the Buyer shall be effected at the particular pipeline point or storage tank facility designated in this Agreement as specified in the pipeline or storage tank facility documentation authorizing the transfer of title for the specified quantity at such location or, in the absence of such documentation, upon the date of transfer shown in the title transfer documentation provided to such pipeline or storage facility operator.

Where ConocoPhillips Company is Seller, (a) ConocoPhillips shall be responsible for performance of the pre-transportation functions as defined in 49 CFR 171.1(b) and 171.8 and shall certify in compliance with the requirements of 49 CFR 172.204, with respect to non-pipeline transportation of the Product to the delivery location and (b) Buyer shall be responsible for performance of the pre-transportation functions as defined in 49 CFR 171.1(b) and 171.8 and shall certify in compliance with the requirements of 49 CFR 172.204, with respect to non-pipeline transportation of the Product from the delivery location.

L.     Term:     Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. at the delivery location on the first day of the calendar month and end at 7:00 a.m. at the delivery location on the first day of the following calendar month. The term of the Agreement specified in the Special Provisions shall be extended as necessary to enable the parties to comply with their obligations under Section J (Buy/Sell and Exchange Balancing).

M.     Governing Law:     This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas, without regard to principles of conflicts of law.

N.     Limitation of Liability:     IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EXCEPT (IF APPLICABLE) FOR THIRD PARTY CLAIMS FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT..

O.     Indemnity:     TO THE FULLEST EXTENT PERMITTED BY LAW, (A) SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER FROM AND AGAINST ALL LOSSES, LIABILITIES, COSTS, EXPENSES, DEMANDS, ACTIONS, SUITS, DAMAGES, SETTLEMENTS, JUDGMENTS, AND CLAIMS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF COURT (CLAIMS), FROM ANY AND ALL PERSONS, ARISING FROM OR OUT OF ANY INCIDENT RELATED TO THE PRODUCT THAT OCCURS BEFORE ITS DELIVERY TO BUYER UNDER THIS AGREEMENT; AND (B) BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ALL CLAIMS, FROM ANY AND ALL PERSONS, ARISING FROM OR OUT OF ANY INCIDENT RELATED TO THE PRODUCT WHICH OCCURS UPON OR AFTER ITS DELIVERY TO BUYER UNDER THIS AGREEMENT. INCIDENT SHALL REFER TO THE OCCURRENCE OF BODILY INJURY, PROPERTY DAMAGE, OR ECONOMIC LOSS. EACH PARTY’S INDEMNITY OBLIGATIONS HEREUNDER SHALL BE

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WITHOUT REGARD TO THE FAULT OR CAUSES THEREOF, INCLUDING ANY BREACH OF DUTY (STATUTORY, COMMON LAW, OR OTHERWISE), CONTRACT OR WARRANTY, TORT OR STRICT LIABILITY, OR THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, AND INCLUDING CLAIMS FOR PERSONAL INJURY, PROPERTY DAMAGE, OR ECONOMIC LOSS

P.     Taxes:     Seller shall be responsible for and shall pay any applicable Taxes that are imposed on or with respect to the Product prior to the transfer of title to the Product to Buyer. The Price does not include, and Buyer shall be responsible for and shall pay, any applicable Taxes that are imposed on or with respect to the Product upon or after the transfer of title to the Product to Buyer. If a party is required by applicable law to collect and remit applicable Taxes that are the other party’s responsibility hereunder, the party so required will comply with such collection and remission requirements, and the party responsible for such Taxes will promptly reimburse the other party for such Taxes. If there are any applicable exemptions, the party entitled to such exemption will furnish to the other party a fully executed exemption certificate or other like documentation prior to claiming such exemption. As used herein, Taxes means any applicable federal, state and local sales, use, gross receipts, excise and other similar taxes, levies, duties, fees and charges in the nature of a tax, other than any income, franchise, license privilege, net worth, gross margin, gross profit, payroll, ad valorem or other similar taxes imposed on a party in connection with the operation of its business or the ownership of its assets.

Q.     Notices:     Notices, requests or other communications to be given to the other party in connection with this Agreement shall be in writing, shall be addressed as provided in the Special Provisions (or to such other address as a party has designated by at least 10 days prior written notice), and shall be delivered in person, sent by telecopy or sent by a recognized overnight delivery service. Notices so delivered shall be deemed properly given when received; provided, however, any notice received on a day that is not a Business Day and any notice received after 5:00 pm local time on any day will be deemed received on the following Business Day.

R.     Necessary Documents:    Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

S.     Waiver:     No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

T.     Assignment:         Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control with assignor, in which event assignor shall remain responsible for proper performance of the Agreement.

U.     Status of Parties; Entirety of Agreement:     Neither party is acting as a fiduciary for or an advisor to the other party in respect of this Agreement or any transaction hereunder.

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The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

V. Trade Controls and Boycotts, Export Compliance, and Anti-Corruption:

(1)    Trade Controls and Boycotts. Each Party shall comply with all U.S. laws, regulations, rules and requirements that relate to foreign trade controls, export and re-export controls, embargoes or international boycotts of any type (Trade Control Laws). Nothing shall be shipped to, transshipped through, or otherwise transferred to, directly or indirectly, any country, entity or individual, or for any end use, that is prohibited under Trade Control Laws, or that is prohibited by sanctions imposed by the United States or the United Nations (including Trade Control Laws or sanctions imposed after this Agreement is entered into but before Product is delivered). At any time, the Seller may require the Buyer to provide any relevant documents for the purpose of verifying the final destination of the Product, and the Buyer shall provide such documents upon request. Notwithstanding anything to the contrary herein, nothing in the Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either party hereto to act in any manner (including failing to take any actions in connection with a transaction) which is inconsistent with, penalized or prohibited under Trade Control Laws.
(2)     Export Compliance. If Product sold by ConocoPhillips Company to Buyer under this Agreement is to be exported by Buyer from the United States, then unless otherwise provided in the Special Provisions: (1) Buyer and its authorized US agent, if applicable, shall obtain all licenses, permits or approvals and comply with all applicable laws, regulations, governmental rules and requirements for export of the Product from the United States and shall prepare and file any export related filings and pay any export-related duties, taxes or other fees; (2) if Buyer is a U.S. entity, then Buyer shall be the U.S. Principle Party in Interest; and (3) Upon request from Seller, Buyer shall promptly provide Seller a copy of any export documentation or filing submitted.
(3)     Anti-Corruption. Each Party warrants to the other, that in connection with the Agreement, it will comply with all applicable laws, rules, regulations, decrees and/or official government orders of the United States, and any other jurisdiction applicable to it, relating to anti-bribery and anti-money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act. Neither Party nor its employees or representatives shall, directly or indirectly: (i) pay salaries, commissions or fees, or make payments or rebates to any of the other Party’s employees or representatives, or their designees; (ii) favor any of the other Party’s employees or representatives or their designees with gifts or entertainment of significant cost or value, or with services or goods sold at less than full market value; or (iii) enter into business arrangements with any of the other Party’s employees or representatives unless such individual is acting in his official capacity as a representative of such Party.
(4)    Violations and Remedies. Either Party may terminate the Agreement upon written notice to the other at any time if in its reasonable judgment the other is in breach of

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any representation, warranty, undertaking or obligation under the above clauses for Trade Controls and Boycotts, Export Compliance, and Anti-Corruption. Further, each Party shall indemnify and hold harmless the other Party from and against any claims, liabilities, losses, costs, damages, fines and/or penalties arising from the indemnifying Party’s breach of the above clauses for Trade Controls and Boycotts, Export Compliance, and Anti-Corruption.

W.     Definitions:     When used in this Agreement, the terms listed below have the following meanings:

"API" means the American Petroleum Institute.

"ASME" means the American Society of Mechanical Engineers.

"ASTM" means the American Society for Testing Materials.

"Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

"Business Day" means a day other than a Saturday or Sunday when federal banks are open for business in New York, New York.

"Carrier" means a pipeline, barge, truck, or other suitable transporter of Product.

"Day," "month," and "year" mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

"Delivery Ticket" means a shipping/loading document or documents stating the type and quality of Product delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

"Event of Default" means, with respect to a party hereto (the Defaulting Party), (a) the failure to make, when due, any payment required hereunder, if such failure is not cured within 2 Business Days of written notice; (b) the failure to timely provide Payment Assurance; or (c) the occurrence of an Insolvency Event.

"Invoice" means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the of payment instructions.

"Product" means the crude oil, condensate or other product to be delivered by Seller per the Special Provisions.

"S&W" means sediment and water.

"Unpaid Amounts" means any amounts owed but not yet paid to Seller for Product already delivered under this Agreement.

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APPENDIX 1

CONOCOPHILLIPS COMPANY
CRUDE OIL AND CONDENSATE
QUANTITY AND QUALITY DETERMINATION GUIDELINES

The procedures, equipment, calculations, and tests for determining the quantity and quality of crude oil or condensate (Product) received or delivered shall be those as specified in the latest revision of the American Petroleum Institute - Manual of Petroleum Measurement (API MPMS), and test methods as specified in the American Society for Testing and Materials (ASTM). The specific procedures, guidelines and tests as applicable are given below.

1.     Pipeline, Truck, or Rail Car Measurement.

1.1	The quantity of Product received or delivered by pipeline shall be determined by one of the following methods in the following order of preference:

1.1.1	Calibrated custody transfer meters, or

1.1.1	Tank gauge with appropriate application of certified tank strapping tables before and after transfer.

1.2	The quantity of Product received or delivered by truck or rail car shall be determined by one of the following methods in order of preference:

1.2.1	Calibrated custody transfer meters,

1.2.2	Tank gauge of static tanks with the appropriate application of certified tank strapping tables before and after transfer,

1.2.3	Certified Scales, or

1.2.4	Truck or railcar gauge with appropriate application of certified truck/ railcar strapping tables.
2. Marine Measurement.

2.1	The quantity and quality of marine cargo received or delivered shall be determined by a mutually appointed Independent Inspection Company (IIC).

2.2	The quantity of Product received or delivered shall be determined by one of the following methods in order of preference

2.2.1	Calibrated custody transfer meters,

2.2.2	Shore tank gauge of static shore tanks with the appropriate application of certified tank strapping tables before and after transfer,

2.2.3	Vessel gauge before and after transfer, with application of a valid Vessel Experience Factor (VEF) as determined from API MPMS Chapter 17.9, or

2.2.4	By agreement between the Buyer and Seller.

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2.3
Gauged quantities shall not be made through unslotted standpipes. Tanks shall be static, and measurements shall not be taken in critical zones, or when tanks or vessels contain insufficient Product to allow for an accurate measurement.

2.4
A line fullness verification shall be performed prior to custody transfer of the Product using any of the approved methods in API MPMS Chapter 17.6. Adjustments to the quantities received or delivered shall be consistent with the methodologies in API MPMS Chapter 17.6. When the line displacement method of line fullness verification is employed, it will be performed by the delivering vessel pumping to the furthermost receiving shore tank to be utilized during each marine vessel transfer.

2.5
Quantity as determined by the IIC shall be final and binding on all parties and will be the basis for preparing relevant shipping documents and invoices save fraud and/or manifest error. If, for any reason an IIC is not in attendance or if terminal operating procedures prevail, then quantity as determined by terminal personnel shall be final and binding on all parties and will be the basis for preparing relevant shipping documents and invoices save fraud and/or manifest error.

3.     Calculations, Sampling, and Testing.

3.1
Volume measurements shall be corrected to 60 degrees Fahrenheit and one atmosphere (14.696 psia) in accordance with the latest revision of API MPMS Chapter 11 Table 6A. Gravity measurements shall be corrected to 60 degrees Fahrenheit and one atmosphere (14.696 psia).

3.2	Product shall be sampled for quality analysis based on one of the following methods in order of preference:

3.2.1	In-line sampler, obtained by a flow-proportional in-line sampler that performs in accordance with API MPMS Chapter 8.2,

3.2.2	Spot samples by manually sampling tanks, vessels, trucks/ cars, or pipelines in accordance with API MPMS Chapter 8.1, or

3.2.3	As mutually agreed by Buyer and Seller.

3.3	S&W shall be determined from samples of Product using one of the following methods in order of preference:

3.3.1	Membrane Filtration (ASTM D4807) and Karl Fischer (ASTM D4928),

3.3.2	Extraction (ASTM D473) and Distillation (D4006), or

3.3.3	Centrifuge (ASTM D4007),

3.4	A full deduction for all free water and S&W shall be made in accordance with the API MPMS methods and standards.

3.5
Seller and Buyer shall have the right to have a representative witness all measurements and tests. Measurements and tests conducted in the absence of a party’s representative shall be presumed to be correct and binding on both parties and will be the basis for the preparation of relevant shipping documents and invoices except in the case of fraud or manifest error.

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